Issuer Free Writing Prospectus Dated May 15, 2013

Filed Pursuant to Rule 433

Registration Statement No. 333-182102-01

LORILLARD TOBACCO COMPANY

Term Sheet

May 15, 2013

3.750% Senior Notes due 2023

Issuer:	Lorillard Tobacco Company

Guarantor:	Lorillard, Inc.

Ratings*: (Moody’s / S&P / Fitch)	Baa2 stable outlook / BBB- stable outlook / BBB stable outlook

Security Type:	Senior Notes

Ranking:	Senior Unsecured

Trade Date:	May 15, 2013

Settlement Date:	May 20, 2013 (T+3)

Denominations/Multiple:	$2,000 minimum principal amount and integral multiples of $1,000 in excess thereof

Redemption Provisions:	If a change of control triggering event occurs, the Issuer will be required to make an offer to purchase the notes at a purchase price of 101% of the aggregate principal amount of the notes, plus accrued and unpaid interest, if any, to the date of repurchase

Optional Redemption:	On or after February 20, 2023 (three months prior to the maturity date), the Issuer may redeem the notes at its option, at any time and from time to time, either in whole or in part, at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to but excluding the date of redemption

Bookrunners:	Barclays Capital Inc. Goldman, Sachs & Co. Wells Fargo Securities, LLC Fifth Third Securities, Inc. J.P. Morgan Securities LLC RBS Securities Inc.

Title:	3.750% Senior Notes due 2023

Size:	$500,000,000

Maturity Date:	May 20, 2023

Coupon:	3.750%

Benchmark Treasury:	1.750% due May 15, 2023

Benchmark Treasury Yield:	1.954%

Spread to Benchmark Treasury:	+180 bps

Yield to Maturity:	3.754%

Price to Public:	99.967%

Interest Payment Dates:	May 20 and November 20

First Interest Payment Date:	November 20, 2013

CUSIP:	544152 AG6

ISIN	US544152AG62

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer and guarantor have filed a registration statement (including a prospectus) with the SEC for the offering (File Numbers 333-182102 and 333-182102-01) to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, you may obtain a copy of the prospectus from Barclays Capital Inc. by calling 1-888-603-5847; from Goldman, Sachs & Co. by calling 1-866-471-2526; and from Wells Fargo Securities, LLC by calling 1-800-326-5897.